SUBLEASE AGREEMENT

This Agreement is made and entered into this ____ day of March, 2006, by and between **POWER TO GO, LLC**, a Kansas limited liability company, ("Sublessor"), and **GATEWAY ETHANOL, LLC**, a Kansas limited liability company, ("Sublessee").

RECITALS:

1. Sublessee is the owner of the following described real property:

A portion of the East Half (E/2) of Section Twenty-three (23), Township Twenty-seven (27) South, Range Thirteen (13) West of the 6th P.M., Pratt County, Kansas, more particularly described as follows:

Commencing at the Southwest corner of the Northeast Quarter (SW/c NE/4) of Section 23, Township 27 South, Range 13 West of the 6th P.M.; thence with an assumed bearing of South 89°05'30" East along the South line of said Northeast Quarter 95.26 feet for the point of beginning; thence North 00°00'00" East 43.67 feet; thence North 90°00'00" East 175.00 feet; thence South 00°00'00" East 182.00 feet; thence North 90°00'00" West 175.00 feet; thence North 00°00'00" 138.33 feet to the point of beginning, containing 31,850.00 square feet subject to any easements and/or rights-of-way of record.

The above described real property shall hereinafter be referred to as the "Substation Site". (See attached Plat)

2. Sublessee owns the Substation Site in connection with other real property owned by Sublessee in Section Twenty-three (23), Township Twenty-seven (27) South, Range Thirteen (13) West on which Sublessee is in the process of constructing a 55 million gallon per year ethanol plant (the "Plant").

3. The Plant property and the Substation Site are transected by high power electrical lines owned and operated by Ninnescah Rural Electric Cooperative Association, Inc. ("Ninnescah") and the Plant has entered into a contract with Ninnescah for delivery of electrical power for the Plant to the Substation Site and to facilitate delivery of such power, Sublessee must obtain a substation and related equipment ("Substation") for its use on the Substation Site.

4. Sublessee has leased the Substation Site to Sublessor pursuant to a Ground Lease dated March 20, 2006, ("Ground Lease") by the terms of which Sublessor is required to construct a Substation on the Substation Site in accordance with the Re-Con Contract as described in the Ground Lease.

5. In accordance with the terms and conditions of the Ground Lease, Sublessor was required to Sublease the Substation Site and the Substation as constructed thereon to Sublessee.

NOW, THEREFORE, in consideration of the recitals and the mutual terms, covenants, conditions and promises herein contained, the parties hereto do agree as follows:

1. **Substation Site Sublease.** Sublessor hereby lets and Subleases the Substation Site (including the Substation constructed pursuant to the Re-Con Contract) to Sublessee for a term commencing on the Effective Date as hereinafter defined and terminating upon the sale of the Substation to Sublessee as hereinafter provided ("Term"). For purposes of this Sublease Agreement, the term "Substation" includes all personal property used or owned by Sublessor in connection with the Substation constructed pursuant to the Re-Con Contract, including personal property used for replacement, additions, parts and substitutions, pertaining to, affixed to or made a part of the Substation or affixed to the Substation Site, including any personal property or equipment utilized to interconnect the Substation with the powerlines of Ninnescah or the Plant.

2. **Effective Date and Rental.** The Effective Date of this Sublease Agreement shall be the date of the completion of the Substation construction pursuant to the Re-Con Contract as evidenced by Sublessee's acceptance of the Substation as complete and ready to use ("Substation Completion") which acceptance shall not be unreasonably withheld. Upon the Effective Date, Sublessor shall deliver possession of the Substation Site and Substation to Sublessee. The rental due and owing pursuant to this Sublease shall be as follows:

(a) Beginning the 1st day of the month following six (6) months after the Substation Completion, Sublessee shall pay rental to Sublessor at the rate of $6,000.00 per month ("Interim Rental"). The Interim Rental shall terminate when construction of the Plant has reached Final Completion as defined in the Engineering, Procurement and Construction Contract ("EPC") between Sublessee and Lurgi PSI to construct the Plant.

(b) After the Plant reaches Final Completion, Sublease rental payments in the amount of $23,302.82 per month shall begin on the 1st day of the month and continue to be due and owing from Sublessee to Sublessor on the 1st day of each month thereafter until the earlier of (i) for a total of one hundred twenty (120) months rental or (ii) the Termination Date.

Any rental payment not paid by Sublessee within ten (10) days of its due date shall incur a late charge equal to 1% of the monthly Sublease payment for each day the Sublease is in default for more than ten (10) days.

Except as herein otherwise provided, the Termination Date for this Sublease shall be the date Sublessee purchases the Substation from Sublessor as hereinafter provided or pays all one hundred twenty (120) months rental due hereunder, whichever first occurs. Sublessee shall have no right to pay rental in advance except rental due for the next monthly period without Sublessor's consent. Payment of a purchase price as provided in Section 6 shall not be considered prepayment of rent.

Upon the Termination Date, Sublessee shall purchase the Substation from Sublessor at its Fair Market Value as that term is defined in Section 6 hereof.

3. **Sublessee's Responsibilities.** Sublessee's obligations with respect to the Substation and Substation Site shall be as follows:

(a) Sublessee shall pay all license fees, assessments, sales, use, property, excise, ad valorem and other taxes, or interest and penalties related thereto now or hereinafter imposed on the Substation or Substation Site.

(b) Sublessee shall keep, operate, repair and maintain the Substation at the Substation Site and shall remain in full and exclusive possession of the Substation and Substation Site except as hereinafter provided.

(c) Sublessee assumes any and all risks of loss and liability with respect to the Substation and Substation Site whether or not covered by insurance and shall defend, indemnify and hold Sublessor, its employees, affiliates, subsidiaries, officers, agents and representatives harmless of or from any and all loss or damage caused by or to the Substation or Substation Site, for any and all injuries to or deaths of persons including without limitation employees, agents or representatives of Sublessor or Sublessee and third parties, for any and all damage to property (real or personal) and for any and all claims, costs, expenses (including attorney fees), suits demands, damages, liens and liability arising from or related to this Sublease Agreement and the obligations of Sublessee hereunder. Sublessee's obligations under this section shall survive the termination or expiration of this Sublease Agreement.

(d) Sublessee agrees at its own cost and expense to have at all times physical damage insurance which lists Sublessor as loss/payee covering fire, theft and comprehensive all risk insurance in the full amount of the replacement value of the Substation and Substation Site. Sublessee shall also provide comprehensive liability and property damage insurance at its own cost and expense in the amount of at least $1,000,000.00 per

occurrence and which includes contractual liability coverage with a deductible not to exceed $10,000.00 and protecting Sublessor as an additional insured and loss/payee. Said insurance policy shall not be altered or cancelled without the written permission of the Sublessor.

(e) Sublessee shall promptly notify Sublessor of any damage to or disrepair of the Substation or Substation Site. Sublessee shall, at its option, use the proceeds from any insurance covering physical damage to the Substation or Substation Site to repair or replace the damaged portion or exercise its right of purchase of the Substation pursuant to Section 5.

(f) Upon the expiration or termination of this Sublease, except by reason of purchase of the Substation by Sublessee as herein provided, Sublessee shall return possession of the Substation to Sublessor in the same condition as when received, ordinary wear and tear excepted, by permitting Sublessor to recover the Substation from the Substation Site at Sublessor's own cost and expense.

(g) Permit Sublessor to indicate by stencil or plate its ownership of the Substation and Sublessee will not alter, deface, cover or remove such identification.

(h) Comply with all laws, statutes, ordinances, rules and regulations pertaining to use, ownership and operation of the Substation.

4. **Sublessor's Responsibilities.**

(a) Comply with all of Sublessor's obligations under the Ground Lease and this Sublease Agreement.

(b) Upon Substation Completion to deliver possession of the Substation and Substation Site to Sublessee free and clear of all liens and encumbrances.

(c) Sublessor shall assign, set over and transfer to Lessee the benefit of all warranties, given or provided by any contractor, subcontractor, manufacturer and supplier in connection with the Re-Con Contract whether expressed or implied, relating to the Substation, Substation Site and the construction and installation thereof. Except for the warranties received by Lessee pursuant to this paragraph, Sublessee accepts the Substation in "as is" condition without warranties, express or implied.

5. **Purchase of Substation.** Notwithstanding anything herein to the contrary, Sublessee shall have the right to purchase the Substation at the following times:

(a) At any time after the expiration of sixty (60) months from the Rent Commencement Date (if Sublessee is not in default of any terms of this Sublease Agreement); and

(b) At any time pursuant to any recapitalization, or refinancing of the Plant if purchase of the Substation is required as a condition to any such transaction.

(c) Upon sale or assignment by Sublessor of any or all of its rights under this Sublease Agreement or the Ground Sublease except as otherwise provided herein.

If during the term of this Sublease Sublessee sells the Plant, Sublessee shall purchase the Substation.

If Sublessee under any of the foregoing events purchases the Substation, the purchase shall be made at its fair market value on the date Sublessee gives written notice to Sublessor of its intent to purchase the Substation or sell the Plant, plus the amount of principal as of said date (even if previously paid by Sublessor) of the debt as shown by the amortization schedule attached hereto as Exhibit "B" and by the unpaid balance of equity shown in Exhibit "C". In no event shall Sublessee be required to pay any interest, penalties, prepayment fees, or other charges incurred by Sublessor or amounts of principal due and owing because of Sublessor's failure to timely make principal payments. For purposes of this Agreement, the term "Fair Market Value" means the value that would be established in an arms length sale of the Substation between an informed and willing buyer and an informed and willing seller, neither of which is under any compulsion to sell or buy, but which sale would be based on the salvage value of the Substation requiring the disconnection and removal of the Substation from the Substation Site by the buyer provided in no event shall such Fair Market Value be less than $480,000.00. If, after the sixty (60) month period, Sublessee elects to purchase the Substation, Sublessor and Sublessee shall attempt to agree upon Fair Market Value but if Sublessor and Sublessee have been unable to agree on the Fair Market Value of the Substation within thirty (30) days after the election is made by Sublessee, then each of the Sublessee and Sublessor will within thirty (30) days thereafter select an independent appraiser with appropriate experience and within fifteen (15) days thereafter, the two appraisers selected by the parties shall confer and agree on a third appraiser with appropriate experience. The three appraisers shall submit to Sublessor and Sublessee a valuation report establishing Fair Market Value of the Substation as of the date of the election to purchase by the Sublessee and the Fair Market Value shall be conclusively deemed to be the arithmetic average of the three valuation reports. At any time during the independent valuation process, Sublessor and Sublessee may agree on a Fair Market Value. Sublessor and Sublessee may also agree to use a single independent valuation expert in lieu of the three appraisers as contemplated herein and, in that case, the Fair Market Value

established by the single expert shall be binding on the parties. Within thirty (30) days of the determination of the Fair Market Value, either by agreement or by appraisal, Sublessee shall pay to Sublessor the sum so determined and upon delivery of the purchase price, Sublessor shall sell, assign and transfer to Sublessee all of its interest in the Substation, the Sublease and to the Substation Site free and clear of all liens and encumbrances

6. **Services Agreement.** Sublessor acknowledges that Sublessee has entered into a Services Agreement with Ninnescah for the purpose of operating and maintaining the Substation and Sublessor specifically consents to the terms and conditions of the Services Agreement and the right of Sublessee to use a third party to fulfill the responsibilities set forth in the Services Agreement.

7. **Assignment by Sublessor.** This Sublease nor the Substation may not be assigned, mortgaged, pledged or otherwise encumbered by Sublessor; provided, Sublessor shall have the right to make a collateral assignment of rental payments due and owing to Sublessor pursuant to this Sublease Agreement. Violation of these restrictions on transfer as herein described shall be a default by Sublessor.

8. **Assignment by Sublessee.** This Sublease may not be assigned, mortgaged, pledged or otherwise encumbered by Sublessee except as provided in Section 9 below.

9. **Mortgages and Leasehold Liens.**

1.1 **Encumbrance by Sublessee.** So long as Sublessee shall not be in default under the terms of this Sublease at the time of the granting, and subject to the terms hereof, Sublessee shall have the right to grant a mortgage lien upon or a security interest in its leasehold estate under this Sublease ("Leasehold Lien"), and to refinance such Leasehold Lien. Any Subleasehold Lien shall not be for a period exceeding the Term. In no event shall Sublessor's leasehold interest be encumbered by or be subject to the Leasehold Lien. Sublessee shall make payment when due and before delinquency of all principal, interest, and other charges for which Sublessee may be or become obligated under any obligations secured by or contained in the Leasehold Lien.

1.2 **Lender Protection Provisions.** In the event that Sublessee shall grant a Leasehold Lien to a Lender as contemplated above, the following provisions shall apply for the benefit of such Lender, its successors and assigns (including any purchaser at a foreclosure sale or deed in lieu thereof) notwithstanding any contrary provisions in this Sublease:

(a) **Notice to Sublessor.**

(i) (1) If Sublessee shall, on one or more occasion, grant a Leasehold Lien to a Lender, the holder of such Leasehold Lien shall provide Sublessor with notice of such Leasehold Lien together with a true copy of such Leasehold Lien.

(2) In the event of any assignment of a Leasehold Lien or in the event of a change of address of a Lender or of an Assignee of such Leasehold Lien, notice of the new name and address shall be provided to Sublessor.

(ii) Sublessor shall promptly upon receipt of a communication provided for above acknowledge by a written instrument receipt of such communication as constituting the notice required.

(b) **Definitions.**

(i) The Term "Lender" as used in this section shall refer to a savings bank, savings and loan association, commercial bank, trust company, credit union, investment bank, insurance company, college, university, real estate investment trust or pension fund, investment banker, mortgage banker, or agents for any of the foregoing. The term "Lender" shall also include business entities regularly engaged in the placing and making of mortgage loans such as mortgage brokers and "conduit lenders".

(ii) The term "Leasehold Lien" as used in this section shall include a mortgage, a deed of trust, a deed to secure debt, or other security instrument by which Sublessee's leasehold estate is mortgaged, conveyed, assigned, or otherwise transferred, to secure a debt or other obligation.

(iii) The term 'Lender" as used in this section shall refer to a holder of a Leasehold Lien in respect to which the notice is provided for by this section has been given and received.

(c) **Consent of Lender Required.** No cancellation, surrender or modification of this Sublease shall be effective as to any Lender unless consented to in writing by such Lender, which consent shall not be unreasonably withheld or delayed.

(d) **Default Notices.** Sublessor, upon providing Sublessee any notice of: (i) default under this Sublease or (ii) a termination of this Sublease, or (iii) a matter on which Sublessor may predicate or claim a default shall at the same time provide a copy of such notice to Lender. No such notice by Sublessor to Sublessee shall be deemed to have been duly given unless and until a copy thereof has also been so provided to Lender. From and after such notice has been given to a Lender, such Lender shall have the same period, after the giving of such notice upon it, for remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Sublessee after the giving of such notice to Sublessee, plus in each instance, the additional periods of time specified below to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Sublessor shall accept such performance by or at the instigation of such Lender as if the same had been done by Sublessee. Sublessee authorizes each Lender to take any such action at such Lender's option and does hereby authorize entry upon the premises by the Lender for such purpose.

(e) **Notice to Lender.**

(i) Anything contained in this Sublease to the contrary notwithstanding, if any default shall occur which entitles Sublessor to terminate this Sublease, Sublessor shall have no right to terminate this Sublease unless, following the expiration of the period of time given Sublessee to cure such default, Sublessor shall notify Lender of Sublessor's intent to so terminate at least 30 days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least 45 days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money. The provisions of subsection (f) below shall apply if, during such 30 or 45 day Termination Notice Period, any Lender shall:

(1) notify Sublessor of such Lender's desire to nullify such notice, and

(2) pay or cause to be paid all rent, additional rent, and other payments then due and in arrears as specified in the Termination Notice to such Lender and which may become due during such 30 or 45-day period, and

(3) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Sublease then in default and reasonably susceptible of being complied with by Lender, provided however, that such Lender shall not be required during such 45-day period to cure or commence to cure any default consisting of Sublessee's failure to satisfy and discharge any payment due to such Lender on the Leasehold Lien, or any lien, charge or encumbrance against Sublessee's interest in this Sublease junior in priority to the Leasehold Lien held by such Lender.

(ii) Any notice to be given by Sublessor to a Lender pursuant to any provision of this section shall be deemed properly addressed if sent to the Lender who served the notice referred to in subsection (a)(i)(1) unless notice of a change of Mortgage ownership has been given to Sublessor pursuant to subsection (a)(i)(2).

(f) **Procedure on Default.**

(i) If Sublessor shall elect to terminate this Sublease by reason of any default of Sublessee, and a Lender shall have proceeded in the manner provided by subsection (e) of this section, the specified date for the termination of this Sublease as fixed by Sublessor in its Termination Notice shall be extended for a period of six months, provided that such Lender shall, during such six month period:

(1) Pay or cause to be paid the rent, additional rent and other monetary obligations of Sublessee under this Sublease as the same become due and continue its good faith efforts to perform all of Sublessee's other obligations under this Sublease excepting (A) obligations of Sublessee to satisfy or otherwise discharge any payment due to Lender on its Subleasehold Lien, or any lien, charge or encumbrance against Sublessee's interest in this Sublease junior in priority to the lien of the mortgage held by such Lender; and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Lender; and

(2) if not enjoined or stayed, take steps to acquire or sell Sublessee's interest in this Sublease by foreclosure of the Leasehold Lien or other appropriate means and prosecute the same to completion with due diligence.

(ii) If at the end of such six (6) month period such Lender is complying with subsection (f)(i), this Sublease shall not then terminate, and the time for completion by such Lender of its proceedings shall continue so long as such Lender is enjoined or stayed and thereafter for so long as such Lender proceeds to complete steps to acquire or sell Sublessee's interest in this Sublease by foreclosure of the Leasehold Lien or by other appropriate means with reasonable diligence and continuity. Nothing in this subsection (f) of this section, however, shall be construed to extend this Sublease beyond the original term thereof, nor to require a Lender to continue such foreclosure proceedings after the default has been cured. If the default shall be cured and the Lender shall discontinue such foreclosure proceedings, this Sublease shall continue in full force and effect as if Sublessee had not defaulted under this Sublease.

(iii) If a Lender is complying with subsection (f)(i) of this section, upon the acquisition of Sublessee's interest herein by such Lender or its designee or any other purchaser at a foreclosure sale or otherwise, this Sublease shall continue in full force and effect as if Sublessee had not defaulted under this Sublease.

(iv) For the purposes of this section the making of a Leasehold Lien shall not be deemed to constitute an assignment or transfer of this Sublease or of the leasehold estate hereby created, nor shall any Lender, as such, be deemed to be an assignee or transferee of this Sublease or of the leasehold estate hereby created so as to require such Lender, as such, to assume the performance of any of the terms, covenants or conditions on the part of Sublessee to be performed hereunder, but the purchaser at any sale of this Sublease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Lien, or the assignee or transferee of this Sublease and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Leasehold Lien shall be deemed to be an assignee or transferee within the meaning of this section, and shall be deemed to have agreed to perform all of the terms, and covenants and conditions on the part of Sublessee to be performed hereunder from and after the date of such purchase and assignment, but only for so long as such purchaser or assignee is the owner of the leasehold estate. If the Lender or its designee shall become the holder of the leasehold estate and the Substation shall have been or become materially damaged on, before or after the date of such purchase and assignment, the Lender or its designee shall be obligated to repair, replace or reconstruct the

Substation only to the extent of the net insurance proceeds received by the Lender or its designee by reason of such damage. However, should such net insurance proceeds be insufficient to repair, replace or reconstruct the building or other improvements to the extent required by this Sublease and should the Lender or its designee choose not to fully reconstruct the Substation to the extent required by this Sublease such failure shall constitute an event of default by Lender under this Sublease.

(v) Any Lender or other acquirer of the leasehold estate of Sublessee pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings may, upon acquiring Sublessee's leasehold estate, without further consent of Sublessor, sell and assign the leasehold estate on such terms and to such persons and organizations as are acceptable to such Lender or acquirer and thereafter be relieved of all obligations under this Sublease; provided that such assignee has delivered to Sublessor its written agreement to be bound by all of the provisions of this Sublease.

(vi) Notwithstanding any other provisions of this Sublease, any sale of this Sublease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Lien, or the assignment or transfer of this Sublease and of the leasehold estate hereby created in lieu of the foreclosure of any Leasehold Lien shall be deemed to be a permitted sale, transfer or assignment of Sublessee's interest in this Sublease and of the leasehold estate hereby created.

(g) **New Sublease.** In the event of the termination of this Sublease as a result of Sublessee's default Sublessor shall, in addition to providing the notices of default and termination as required by subsections (d) and (e) above of section, provide Lender with written notice that the Sublease has been terminated, together with a statement of all sums which would at that time be due under this Sublease but for such termination, and of all other defaults, if any, then known to Sublessor. Sublessor agrees to enter into a new Sublease ("New Sublease") of the Substation Site and Substation with such Lender or its designee for the remainder of the term of this Sublease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (but excluding requirements which are not applicable or which have already been fulfilled) of this Sublease, provided:

(i) Such Lender shall make written request upon Sublessor for such New Sublease within 60 days after the date such Lender receives Sublessor's Notice of Termination of this Sublease given pursuant to this subsection (g).

(ii) Such Lender or its designee shall pay or cause to be paid to Sublessor at the time of the execution and delivery of such New Sublease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Sublease but for such termination and, in addition thereto, all reasonable out-of-pocket expenses, including reasonable attorney's fees, which Sublessor shall have incurred at such time or during such sixty day period by reason of such termination and the execution and delivery of the New Sublease and which have not otherwise been received by Sublessor from Sublessee or other party in interest under Sublessee.

(iii) Such Lender or its designee shall agree to remedy any of Sublessee's defaults of which said Lender was notified by Sublessor's Notice of Termination and which are reasonably susceptible of being so cured by Lender or its designee.

(iv) It shall be the intention and agreement of the parties that any New Sublease made pursuant to this subsection (g) shall have the same priority and rights in relation to any mortgage or other lien, charge or encumbrance on the Substation Site and the Sublessee under such New Sublease shall have the same right, title and interest in and to the Substation Site and Substation as Sublessee had under this Sublease.

(v) Sublessee under any such New Sublease shall be liable to perform the obligations imposed on the Sublessee by such New Sublease only during the period such person has ownership of such leasehold estate.

10. **Default.**

1.1 Default by Sublessee. Sublessee shall be in default of this Sublease if Sublessee shall fail and neglect to observe, keep or perform any of the covenants, terms, conditions, or agreements contained in this Sublease to be performed on the part of Sublessee, and such default shall continue for a period of ten (10) days after written notice from Sublessor to Sublessee setting forth the specific nature of Sublessee's default. In any such event, Sublessor shall have the right, at its option (subject to the provisions of Section 9 hereof), to exercise any one or more of the following remedies:

(1) To declare this Sublease terminated and all rights of Sublessee under this Sublease shall cease;

(2) Immediately re-enter the Substation Site and take possession of the Substation Site and Substation with or without process of law and to use all necessary force in all respects to take the actual full and exclusive possession of the Substation Site and Substation without incurring any liability to Sublessee or to any person occupying or using the Substation Site or Substation for any damage, caused or sustained by reason of such entry; and

(3) File litigation against Sublessee to recover all damages caused to Sublessor by reason of Sublessee's default, including but not limited to Sublessor's costs, expenses and attorney fees.

The delay in exercising or failure to exercise any of Sublessor's rights on default as herein provided shall not be construed to be a waiver of Sublessor's right as to any default. The rights of Sublessor in the event of default by Sublessee shall be cumulative and in addition to every other right or remedy available to Sublessor at law or in equity.

1.2 Default by Sublessor. Sublessor shall be in default of this Sublease if Sublessor shall fail and neglect to observe, keep or perform any of the covenants, terms, conditions, or agreements contained in this Sublease to be performed on the part of Sublessor, and such default shall continue for a period of ten (10) days after written notice from Sublessee to Sublessor setting forth the specific nature of Sublessor's default. In any such event, Sublessee shall have the right, at its option (subject to the provisions of Section 9 hereof), to exercise any one or more of the following remedies:

(1) To declare this Sublease and the Ground Lease terminated and all rights of Sublessor under this Sublease and Ground Lease shall cease;

(2) Immediately re-enter the Substation Site and take possession of the Substation Site and Substation with or without process of law and to use all necessary force in all respects to take the actual full and exclusive possession of the Substation Site and Substation without incurring any liability to Sublessor or to any person occupying or using the Substation Site or Substation for any damage, caused or sustained by reason of such entry;

(3) Notify Re-Con if construction on the Substation has not been commenced or completed that Sublessee is electing to exercise its rights to succeed to the interest and responsibilities of Sublessor pursuant to the Re-Con Contract. In such event, all payments previously made by Sublessor to Re-Con pursuant to the Re-Con Contract shall be considered forfeited to Sublessee as partial liquidated damages for Sublessee's default and not as a penalty; and

(4) File litigation against Sublessor to recover all damages caused to Sublessee by reason of Sublessor's default, including but not limited to Sublessee's costs, expenses and attorney fees.

The delay in exercising or failure to exercise any of Sublessee's rights on default as herein provided shall not be construed to be a waiver of Sublessee's right as to any default. The rights of Sublessee in the event of default by Sublessor shall be cumulative and in addition to every other right or remedy available to Sublessee at law or in equity.

11. **Notices.** All notices, demands, or other writings in this Sublease provided to be given or made or sent, or which may be given or made or sent, by either party to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, registered and postage prepaid, and addressed as follows:

TO SUBLESSOR: Gateway Ethanol, L.L.C.
J. Richard Jarboe, President
1320 East First Street
Pratt, KS 67124

TO SUBLESSEE: Power To Go, L.L.C.
Frank A. Laubhan, Member
1314 East First Street
Pratt, KS 67124

The address to which any notice, demand, or other writing may be given or made or sent to any party as above provided may be changed by written notice given by the party as above provided.

12. **Time of Essence.** Time is of the essence of this Sublease and all of its provisions.

13. **Governing Law.** It is agreed that this Sublease shall be governed by, construed, and enforced in accordance with the laws of the State of Kansas.

14. **Entire Agreement.** This Sublease shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Sublease shall not be binding upon either party except to the extent incorporated by this Sublease.

IN WITNESS WHEREOF, each party to this Sublease Agreement has caused it to be executed effective on the date indicated above.

"SUBLESSOR"

POWER TO GO, LLC
BY ITS MEMBERS

Frank A. Laubhan

Frank A. Laubhan

Randy C. Huitt

Randy C. Huitt

"SUBLESSEE"

GATEWAY ETHANOL, LLC

BY:____________________________
H. Richard Jarboe, President

EXHIBIT "C"

RE-CON PAYMENT PROCEDURES

Each request for payment shall be in the form attached hereto and shall e accompanied by:

1. If requested by Title or Lender a current Contractor's Sworn Statement showing all Subcontractors, Materialmen and Suppliers with whom Re-Con has entered into contracts for the Work with the amount of each contract, the amount requested for any Subcontractor, Materialmen or Supplier and the amount to be paid to Re-Con from each progress payment.

2. Application and Certificate for Payment with accompanying Continuation Sheets for the Advance being requested submitted on Form AIA G702/G703 divided in detail to reflect (i) description of Work (listing labor and material separately), (ii) total value, (iii) percent of the Work completed to date, (iv) value of Work completed to date, (v) percent of previous amount billed, (vi) previous amount billed, (vii) current percent completed, and (viii) value of Work completed to date.

3. To the extent requested by Title or Lender, Contractor's computerized summary of all costs, disbursements and activities for the most recent billing cycle and, such other information, documentation and materials including payrolls, receipted invoices or invoices with check vouchers attached, subcontracts, and any other evidence required by Title or Lender to demonstrate that cash disbursements already made by Re-Con on account of the Cost of the Work equal or exceed (1) progress payments already received by Re-Con; less (2) that portion of those payments attributable to Contractor's Fee; plus (3) payrolls for the period covered by the present Request For Payment; plus; (4) Retainage applicable to prior progress payments.

4. Certification by the Contractor that the Work for which payment is being sought has been substantially completed in accordance with the Contract Documents and all applicable Permits.

5. A Final Lien Waiver for each Subcontractor, Materialman and Supplier for which payment is being sought in the total amount of all Work previously

billed through the prior Request For Payment and a Conditional Lien Waiver for Work included in the current Request For Payment.

6. A Final Lien Waiver for each Contractor, Materialman and Supplier for which payment is being sought in the total amount of all Work previously billed through the prior Request For Payment and a Conditional Lien Waiver for Work included in the current Request For Payment.

7. Change Orders and other modifications issued through the A detailed written description and copies of all date of the Request For Payment.

8. A report from Lender's Inspecting Engineer approving the Work done to date and confirming the progress of the Work done to date and agreeing with the percentage of completion stated in the Application and Certificate for Payment.

9. As to Materials delivered to, stored on and not yet incorporated in the Improvements:

   a. the Contractor's certification that it holds good, marketable title to the Materials and which title shall pass to Borrower on payment to the Contractor of the Advance;

   b. Delivery to the Project in undamaged condition conforming to the approved Plan Documents and in a condition which is ready for immediate installation or adequate storage at the Project;

   c. evidence of appropriate insurance coverage insuring the Materials while in storage and naming Lender as loss payee;

   d. Final Waivers of Lien for all Materials included in the previous Request For Payment; and

   e. Warehouse Receipts for each item of Material stored in a warehouse naming the Borrower as bailor.

10. As to each Indirect Cost:

   a. A statement or invoice for the cost or service rendered and such other supporting evidence to substantiate the payment requested.

REQUEST FOR PAYMENT

TO: Dougherty Funding LLC
90 South Seventh Street
Suite 4300
Minneapolis, Minnesota 55402
Attn: Scott Zibley

RE:	Ground Lease dated:	March ____,2006
	Owner:	Gateway Ethanol, L.L.C./Power to Go, L.L.C.
	Project:	Gateway Ethanol Substation Construction Re-Con Company
	Project Location:	Pratt, Kansas
	Disbursing Agent:	First American Title Insurance Company
	Title Insurer:	First American Title Insurance Company

DATED: ____________________

In accordance with the terms of the above-referenced Ground Lease, the undersigned requests authorization for payment of project Costs in the amounts and to the payees itemized on the attached Payment Schedule ("Payment Schedule") which is incorporated herein by reference and made a part hereof. Funds for the payment of the requested amount have been wired to the Disbursing Agent by the Project Owner, Power To Go, L.L.C., and the Disbursing Agent is authorized to disburse any or all such funds so disbursed to accounts of Re-Con Company as identified in the Payment Schedule.

The undersigned certifies that:

1. the labor, services and/or materials for which payment is requested have actually been incurred in the construction of the Project and have been installed in the Project and are in place;

2. all construction to date has been performed in accordance with the Plans for the Project approved by you, and there have been no changes in those Plans except as may be expressly permitted by the Loan Agreement or as have been approved by you in writing;

3. there have been no changes in the scope or time of performance of the Work, nor any extra work, labor or materials ordered or contracted for,

nor are any such changes or extras contemplated, except as may be expressly permitted by the above-referenced Loan Agreement or as have been approved by you in writing;

4. the progress of construction of the Project is such that it can be completed on or before the date required by the Loan Agreement and Re-Con Contract and the payments to be made with the Advance requested herein and all prior payments will pay all bills received to date for any labor, materials and services furnished in connection with construction of the Project, or required by the Re-Con Contract, and Power to Go, L.L.C., has sufficient funds to pay remaining costs to complete;

5. all amounts previously disbursed by you for labor, services and/or materials for the Project pursuant to previous Requests For Payment have been paid to the parties identified in the previous Requests For Payment;

6. all conditions to the disbursement of the Funds requested herein as set forth in the above-referenced Loan Agreement have been fulfilled, and, to the knowledge of the undersigned, no Event of Default under the Loan Agreement or Ground Lease has occurred and is continuing;

7. all terms, covenants and conditions, which are applicable to the construction, equipping and completion of the Project and in all of the documents executed by Power To Go, L.L.C., in connection with the Project including, but not limited to, the Loan Agreement have been complied with; and

8. appropriate lien waivers for labor and materials provided and services performed through the last Request For Payment have been executed and delivered to the Disbursing Agent.

POWER TO GO, L.L.C., a Kansas limited liability company

BY:______________________________
Frank A. Laubhan

BY:______________________________
Randy C. Huitt

GATEWAY ETHANOL, L.L.C., a Kansas limited liability company

BY:______________________________
H. Richard Jarboe
President

AUTHORIZATION TO DISBURSE

TO: First American Title Insurance Company

____

____

____

Attn: Construction Disbursing Department

The above Request For Payment is approved for payment.

DOUGHERTY FUNDING LLC, a
Delaware limited liability company

BY:____________________________

Its: ____________________________

Attachments:

Application and Certificate For Payment (AIA G702)